Exhibit 99.1

3756 Central Avenue	Contacts:
Riverside, CA 92506	Craig G. Blunden, CEO
(951) 686-6060	Donavon P. Ternes, COO, CFO

PROVIDENT FINANCIAL HOLDINGS
ANNOUNCES
PRICING OF $11.25 MILLION PUBLIC OFFERING OF COMMON STOCK

Riverside, Calif. – December 10, 2009 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced the pricing of an underwritten public offering of 4,500,000 shares of the Company’s common stock at a price to the public of $2.50 per share for gross proceeds of approximately $11.25 million. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $10.37 million.

The Company intends to use the net proceeds from the offering to support the growth and regulatory capital needs of the Bank, in particular to fund expansion of the Bank’s mortgage banking operations and origination of multi-family real estate loans, with any remainder for general working capital purposes. The Company intends to close the transaction, subject to customary conditions, on or about December 15, 2009.

Sandler O’Neill + Partners, L.P. is serving as lead book-running manager of the offering, and FBR Capital Markets & Co. and FIG Partners, LLC are serving as co-managers. The Company has granted the underwriters a 30-day option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers will be made only by means of a prospectus, copies of which may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022 (800) 635-6859.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.